Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Inner Mongolia Production Company (HK) Limited, a Hong Kong company

Inner Mongolia Sunrise Petroleum Co. Ltd., an Inner Mongolian joint venture company

Pacific Asia Petroleum, Limited, a Hong Kong company

Pacific Asia Petroleum (HK) Limited, a Hong Kong company

Pacific Asia Petroleum Energy Limited, a Hong Kong joint venture company

Beijing Dong Fang Ya Zhou Petroleum Technology Service Company Limited, a China joint venture company

CAMAC Petroleum Limited, a Nigerian company